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                                                  EXHIBIT 10(J)



             KOLLMORGEN 1996 CORPORATE INCENTIVE PLAN




    Under this Plan, Kollmorgen's corporate management will receive a bonus calculated as a percent of base pay and dependent on achieving certain levels of performance. 50% of the bonus is dependent on earnings per share, 25% on revenue growth, and 25% on objectives. Bonuses for the officers may range from a threshold of 15% of base pay to a cap of 80% of base pay.